Filed pursuant to Rule 433 / February 9, 2007
Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 180 dated January 30, 2007 to Registration Statement No. 333-131266

Structured Investments
Opportunities in Commodities

February 2007
Auto-Callable Securities due February 26, 2010
 Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Auto-Callable Securities offer the opportunity to seek specified returns at maturity, or on predetermined dates prior to maturity, if on any annual determination date the underlying index value is above its initial index value. Investors must be willing to forgo interest payments and potential returns above the specified returns as well as accept the risk of the loss of principal

S U M M A R Y T E R M S
Issuer: Morgan Stanley		Agent: Morgan Stanley & Co. Incorporated (“MS & Co.”) | Calculation agent: MS & Co.
Underlying index:		Goldman Sachs Commodity Agricultural Index® – Excess Return
Aggregate principal amount:		$
Stated principal amount:		$1,000 per security
Issue price:		$1,000 (see “Commissions and issue price” below)
Pricing date:		February , 2007
Original issue date:		February , 2007
Maturity Date:		February 26, 2010
Early redemption payment:	If, on either of the first two determination dates, the index closing value is greater than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for a cash payment as follows:
•   $1,090 to $1,110 (as determined on the pricing date) if redeemed following the first determination date, or
•   $1,180 to $1,220 (as determined on the pricing date) if redeemed following the second determination date.

Payment at maturity:	If the securities have not previously been redeemed, you will receive a cash payment per security as follows:
•   $1,270 to $1,330 (as determined on the pricing date) if the index closing value on the final determination date is greater than the initial index value, or
•   The $1,000 stated principal amount if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has not decreased to or below the trigger level on any observation date, or
•   $1,000 times the index performance factor, which will result in a loss on your investment, if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has decreased to or below the trigger level on any observation date.

Index performance factor:		The final index value divided by the initial index value.
Trigger level:		70% of the initial index value.
Initial index value:		The index closing value on the pricing date.
Final index value:		The index closing value on the final determination date.
Observation dates:		Each index business day during the period from but excluding the pricing date to and including the final determination date.
Determination dates:		#1: February 19, 2008 #2: February 17, 2009 Final: February 17, 2010
CUSIP:		61750VAC9
Listing:		None
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$1,000	$20	$980
	Total	$	$	$

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Issue price” on page 5 for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying amendment no. 1 to preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You should read this document together with the amendment no. 1 to preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Preliminary Pricing Supplement No. 180 dated January 30, 2007

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006

February 2007	Page 2

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Investment Overview

The Auto-Callable Securities due February 26, 2010, Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return, which we refer to as the securities, are designed for investors who seek specified returns, at predetermined dates, prior to maturity, if the underlying index is above the initial index value on any one of the three determination dates. Investors will lose some or all of their investment if on any observation date the underlying index has decreased to or below the trigger level, and on the final determination date, the underlying index has declined from the initial index value. Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns in exchange for the opportunity to receive the specified returns if the underlying index is above the initial index value on any determination dates.

Underlying Index Recent Data Overview

Underlying index information as of close on January 29, 2007:

Current Index Value:	64.75183
52 Weeks Ago:	65.88848
52 Week High:	68.43854
52 Week Low:	62.17420

The following graph illustrates the historical percentage change in the index closing value from January 29, 2002 through January 29, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying index cannot be taken as an indication of future performance.

For additional information about the underlying index see the information set forth under “Information about the Underlying Index” on page 11 and “Description of Securities—The Index” in the accompanying amendment no. 1 to preliminary pricing supplement.

February 2007	Page 3

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Key Investment Rationale

The securities offer investors an opportunity to capture specified annual returns of 9% to 11% for each year that the securities are outstanding, if the performance of the underlying index is positive on any annual determination date, regardless of the extent of the positive performance.

Best Case Scenarios	■	On either of the first two determination dates, the index closing value is greater than the initial index value. In this scenario, each security redeems for the specified early redemption payment and provides investors with a positive return of: (i) 9% to 11% of the stated principal amount, if redeemed after year 1 and (ii) 18% to 22% of the stated principal amount, if redeemed after year 2. As a result of this early redemption, the investor would receive a greater return than it would have received if it had invested directly in the underlying index, where the underlying index appreciates by less than the specified returns of 9% to 11% per annum.

	■	The securities are not automatically redeemed prior to maturity and the final index value on the final determination date is greater than the initial index value. In this scenario, the payment at maturity for each security provides investors with a positive return of 27% to 33% of the stated principal amount. The investor would receive a greater return than it would have received if it had invested directly in the underlying index, where the underlying index appreciates by less than the specified return.

Worst Case Scenario	(i) The index closing value has decreased to or below the trigger level on an observation date, (ii) the securities are not automatically redeemed prior to maturity and (iii) the final index value is less than the initial index value. In this scenario, the payment at maturity for each security will be less than the stated principal amount by an amount proportionate to the percentage decline of the underlying index at the final determination date from the initial index value, and investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal.
■	No interest payments.
■	Appreciation potential is limited by the maximum payment at maturity.
■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
■	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodities underlying the index.
■	An investment in the securities could expose you to concentrated risk in the agriculture sector.
■	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.
■	The U.S. federal income tax consequences of an investment in the securities are uncertain.
■	Economic interests of the calculation agent may be potentially adverse to investors
■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

February 2007	Page 4

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the amendment no. 1 to preliminary pricing supplement, the prospectus supplement and the prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2007	February , 2007 (5 trading days after the pricing date)	February 26, 2010
Key Terms
Issuer:	Morgan Stanley
Underlying index:	Goldman Sachs Commodity Agricultural Index® – Excess Return
Underlying index publisher:	Goldman Sachs & Co.
Aggregate principal amount:	$
Issue price:	$1,000 per security. See “Syndicate Information” below.
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Early redemption payment:

If, on either of the first two determination dates, the index closing value is greater than the initial index value, the securities will be automatically redeemed for a cash paymentas follows:

•  $1,090 to $1,110 (as determined on the pricing date) if redeemed following the first determination date, or

•  $1,180 to $1,220 (as determined on the pricing date) if redeemed following the second determination date.

Payment at maturity:

At maturity, if the securities have not previously been redeemed, you will receive a cash payment per security as follows:

•  $1,270 to $1,330 (corresponding to 127% to 133% of the stated principal amount, as determined on the pricing date) if the index closing value on the final determination date is greater than the initial index value, or

•  The $1,000 stated principal amount if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has not decreased to or below the trigger level on any observation date, or

•  $1,000 times the index performance factor, which will result in a loss on your investment, if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has decreased to or below the trigger level on any observation date.

Index performance factor:	The final index value divided by the initial index value.
Trigger level:	70% of the initial index value.
Initial index values:	The index closing value on the pricing date.
Final index values:	The index closing value on the final determination date.
Observation dates:	Each index business day during the period from but excluding the pricing date to and including the final determination date.
Determination dates:	#1: February 19, 2008 #2: February 17, 2009 Final: February 17, 2010
Risk factors:	Please see “Risk Factors” on page 9.

February 2007	Page 5

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

General Information
Listing:	None
CUSIP:	61750VAC9
Minimum ticketing size:	100 securities
Tax consideration:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under these preliminary terms and is superseded by the following discussion. Although the Issuer believes the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result:

  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange; and
  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Income Taxation” in the accompanying amendment no. 1 to preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the commodities underlying the index, in futures or options contracts on such commodities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index, and therefore effectively increase the level at which the underlying index must prevail on the determination dates before you would receive a payment that exceeds the principal amount of the securities upon an early redemption or at maturity. For further information, see “Use of Proceeds and Hedging” in the accompanying amendment no. 1 to preliminary pricing supplement.
ERISA:	See “ERISA” in the accompanying amendment no. 1 to preliminary pricing supplement.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477- 4776 / (914) 225-7000).

Syndicate Information

	Agent’s	Principal amount of securities
Issue Price	Commissions	for any single transaction
$1,000.00	2.000%	<$999K
$996.25	1.6250%	$1MM-$2.999MM
$994.375	1.4375%	$3MM-$4.999MM
$992.50	1.2500%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the amendment no. 1 to preliminary pricing supplement, prospectus supplement and prospectus for this offering.

February 2007	Page 6

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

How the Securities Work

The following tables illustrate the payout on the securities for a range of hypothetical index closing values on each of the three determination dates and, to illustrate the effect of the trigger level, a hypothetical index closing value on a random observation date on which we assume the lowest index closing value occurs.

The below examples are based on the following terms:

Terms of Hypothetical Examples:
Stated Principal Amount per Security	$1,000
Initial Index Value:	100
Trigger Level:	70
Redemption Amount 2008	$1,100 per security
Redemption Amount 2009	$1,200 per security
Payment at Maturity (if the final index value is above the initial index value)	$1,300 per security

Dates	Example 1		Example 2		Example 3
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
First Determination Date	130	$1,100	86	—	88	—
Random Observation Date	—	—	—	—	65	—
Second Determination Date:	—	—	101	$1,200	104	$1,200
Final Determination Date	—	—	—	—	—	—
Total Payout:		$1,100 in 2008		$1,200 in 2009		$1,200 in 2009

Example 1: The index closing value on the first determination date has increased to 130, which is 30% above the initial index value; therefore the securities are automatically redeemed for $1,100 per Security, representing a 10% increase above the stated principal amount. This increase is less than, and unrelated to, the simple return on the index of 30%.

Example 2: The index closing value on the first determination date has decreased below the initial index value; therefore, the securities are not automatically redeemed and remain outstanding. On the second determination date, the index closing value has increased to 101, which is 1% above the initial index value; therefore, the securities are automatically redeemed for $1,200 per Security, representing a 20% increase above the stated principal amount.

Example 3: The index closing value on the first determination date has decreased below the initial index value; therefore, the securities are not automatically redeemed on the first determination date and remain outstanding. The index closing value on the random observation date has decreased below the trigger level to 65, which is 35% below the initial index value, but on the second determination date, the index closing value has increased above the initial index value to 104, which is 4% above the initial index value; so the securities are automatically redeemed for $1,200 per Security, representing a 20% increase above the stated principal amount.

February 2007	Page 7

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Dates	Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
First Determination Date	99	—	95	—	81	—
Random Observation Date	65	—	71	—	69	—
Second Determination Date:	100	—	97	—	99	—
Final Determination Date	150	$1,300	72	$1,000	78	$780
Total Payout:		$1,300		$1,000		$780

Example 4: The final index value has increased 50% above the initial index value to 150, and the payment at maturity equals $1,300 per Security, representing a 30% return on your investment. This increase is less than, and unrelated to, the simple return on the index of 50%. Even though the index closing value decreased below the trigger level on the random observation date, the payment at maturity is unaffected because the index closing value on the final determination date exceeds the initial index value.

Example 5: The final index value has decreased 28% below the initial index value to 72. But, because the index closing value has not decreased to or below the trigger level on any observation date, the payment at maturity equals $1,000 per security.

Example 6: The final index value has decreased to 78, which is 22% below the initial index value. Because the index closing value on the random observation date decreased below the trigger level to 69, which is 31% below the initial index value, the payment at maturity equals the $1,000 principal amount times an index performance factor of 0.78, which results in a payment at maturity of $780 per security, representing a loss of 22% of the $1,000 stated principal amount.

February 2007	Page 8

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying amendment no. 1 to preliminary pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

■	Securities do not pay interest nor guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity. Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the value of the underlying index, which may be less than the stated principal amount if the underlying index has moved below the trigger level on an observation date.
■	Appreciation potential is limited. The appreciation potential of the securities is limited by the maximum payment at maturity to a maximum of 9% to 11% of the stated principal amount per annum for each year that the securities are outstanding regardless of any greater positive performance of the underlying index.
■	Market price influenced by many unpredictable factors. Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, the price and volatility of each of the commodities underlying the index, trends of supply and demand for the commodities underlying the index, whether the index closing value has been at or below the trigger level at any time, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.
■	An investment in the securities could expose you to concentrated risk. The commodities underlying the index are concentrated in the agriculture sector. An investment in the securities may therefore bear risks similar to a concentrated securities investment in this sector.
■	Adjustments to the underlying index could adversely affect the value of the securities. Goldman, Sachs & Co. , as the index publisher, may add, delete or substitute the commodities constituting the underlying index or make other methodological changes that could change the value of the underlying index. The index publisher may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the value of the securities. Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations

February 2007	Page 9

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co. , as a result of dealer discounts, mark-ups or other transaction costs.
■	The U. S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying amendment no. 1 to preliminary pricing supplement (the “Tax Disclosure Sections”) concerning the U. S. federal income tax consequences of investing in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ from the tax treatment described in the Tax Disclosure Section. For example, under one possible characterization, U. S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms.
Other Risk Factors
■	Secondary trading may be limited. The securities will not be listed on any securities exchange and there may be little or no secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire. Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.
■	Potential adverse economic interest of the calculation agent. The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the securities, or that trade in the commodities underlying the index or other instruments related to the index, are potentially adverse to your interests as an investor in the securities. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and throughout the term of the securities, including on the determination dates, could adversely affect the value of the underlying index, including on the determination dates, and, as a result, could adversely affect the value of the securities as well as the payment at maturity and whether the issuer redeems the securities prior to maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close on the determination dates before an investor receives upon an early redemption or at maturity a payment that exceeds the issue price of the securities.
■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the Issuer. Any decline in the Issuer’s credit ratings may affect the market value of the securities.

February 2007	Page 10

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Information about the Underlying Index

Goldman Sachs Commodity Agricultural Index® – Excess Return

The Goldman Sachs Commodity Agricultural Index® – Excess Return, which we refer to as the underlying index, is calculated, maintained and published daily, by Goldman Sachs & Co. (“GS & Co.”). The underlying index is a sub-index of the Goldman Sachs Commodity Index® – Excess Return (the “GSCI®-ER”) and represents only the agricultural components of the GSCI®-ER. The commodities included in the underlying index and their dollar weightings on January 26, 2007 are:

Commodity	Weighting
Wheat	23%
Corn	30%
Sugar	10%
Soybeans	15%
Red Wheat	8%
Cotton	7%
Coffee	6%
Cocoa	2%

For additional information about the underlying index, see the information set forth under “Description of Securities—The Index” in the accompanying amendment no. 1 to preliminary pricing supplement.

License Agreement between Goldman, Sachs & Co. and Morgan Stanley. GS & Co.’s only relationship to Morgan Stanley is the licensing of the underlying index, which is determined, composed and calculated by GS & Co. without regard to the licensee or the securities. The securities are not sponsored, endorsed, sold or promoted by GS & Co. See “Description of Securities—License Agreement between Goldman, Sachs & Co. and Morgan Stanley” in the accompanying amendment no. 1 to preliminary pricing supplement.

Historical Information

The table on the next page sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2002 through to January 26, 2007. The index closing value on January 26, 2007 was 65.47. The graph following the table sets forth the historical performance of the underlying index for the period from January 1, 2002 through to January 26, 2007. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the underlying index on any determination date.

February 2007	Page 11

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

Underlying Index	High	Low	Period End
2002
First Quarter	72.32	65.85	68.00
Second Quarter	71.51	63.79	71.51
Third Quarter	86.90	72.13	81.47
Fourth Quarter	83.70	75.53	75.53
2003
First Quarter	78.46	71.85	73.16
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.20
Fourth Quarter	83.17	73.85	79.68
2004
First Quarter	91.90	81.06	88.71
Second Quarter	90.92	73.29	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.04
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.20
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter (through January 26, 2007)	66.64	62.17	65.47

February 2007	Page 12